Exhibit 5.1

September 23, 2008

Advance Nanotech, Inc.
400 Rella Blvd., Suite 160
Montebello, New York 10901

Ladies and Gentlemen:

We have acted as special counsel for Advance Nanotech, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of the offering and sale by the Company of up to 40,462,293 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Advance Nanotech, Inc. 2008 Equity Incentive Plan (the “Plan”).

In connection herewith, we have examined the Plan, the Registration Statement, copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and such other instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Plan Shares to be issued by the Company have been duly authorized and, when issued and delivered in accordance with the Plan and the terms of any agreements governing the issuance of Common Stock thereunder and upon receipt by the Company of lawful consideration under Delaware law in accordance with the Plan, and subject to the Registration Statement becoming effective under the Securities Act, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited in all respects to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing) and the laws of the United States of America, in each case as in effect on the date hereof and insofar as applicable. For purposes of this opinion, we assume that the Plan Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the caption “Experts” therein. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP